Exhibit 10.1

BINDING SETTLEMENT TERM SHEET

This BINDING TERM SHEET (the “Term Sheet”), is entered into as of June 20, 2022 (“Effective Date”) by and between Shareholder Representatives Services LLC (“SRS”), solely in its capacity as the Stockholders representative under the Merger Agreement (defined below), and Celldex Therapeutics, Inc. (“Celldex”).

WHEREAS, on November 1, 2016, the parties entered into that certain Agreement and Plan of Merger by and among Kolltan Pharmaceuticals, Inc., Celldex Therapeutics, Inc., Connemara Merger Sub 1 Inc., Connemara Merger Sub 2 LLC, and SRS, solely in its capacity as the stockholders representative (the “Merger Agreement”);

WHEREAS, pursuant to the terms of the Merger Agreement, Celldex agreed that upon certain enumerated milestones being met, payments would be made to an exchange agent for distribution to the stockholders of Kolltan Pharmaceuticals, Inc. at the time of the merger (the “Stockholders”);

WHEREAS, pursuant to the terms of the Merger Agreement, SRS was irrevocably authorized and appointed by each of the Stockholders to act on behalf of each of the Stockholders, with respect to, among other things, negotiating, litigating, settling and compromising, on behalf of each such Stockholder, any dispute under the Merger Agreement;

WHEREAS, in connection with a dispute under the Merger Agreement, Celldex filed a complaint in the Delaware Court of Chancery styled Celldex Therapeutics, Inc. v. Shareholder Representative Services, LLC, C.A. No. 2020-0682-MTZ, and SRS filed counterclaims (the “Litigation”);

WHEREAS, Celldex denies each and every claim and contention asserted against it in the Lawsuit and denies all allegations of breach, wrongdoing, fault, liability, or damage against it arising out of any of the conduct, statements, acts or omissions alleged, or that could have been alleged, in the Lawsuit;

WHEREAS, SRS denies each and every claim and contention asserted against it in the Lawsuit and denies all allegations of breach, wrongdoing, fault, liability, or damage against it arising out of any of the conduct, statements, acts or omissions alleged, or that could have been alleged, in the Lawsuit; and

WHEREAS, a 5-day trial in the Litigation is set to begin on June 21, 2022.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth in this Term Sheet, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Binding. This Term Sheet is binding upon the parties pending the execution of a formal settlement agreement on or before July 15, 2022. The parties, through their counsel, shall draft such other documents as are consistent with this Term Sheet. Celldex will provide a first draft of the final and binding settlement agreement (the “Settlement Agreement”), which shall be consistent with the terms of this Term Sheet, on or before July 1, 2022.

2.             Governing Law and Dispute Resolution. This Term Sheet shall be interpreted and enforced in accordance with the laws of the State of Delaware. Any dispute arising out of or relating to this Term Sheet shall be brought in accordance with Section 12.15 of the Merger Agreement.

3.             Payment. The Milestone provisions of the Merger Agreement are replaced in their entirety with the following Milestone payments, each of which is payable only once. Celldex shall make payments to the Exchange Agent (as defined in the Merger Agreement) for further distribution to the Stockholders as follows:

(a)            Celldex shall pay $15,000,000 upon execution of the Settlement Agreement (the “Initial Payment”);

(b)           Celldex shall pay $15,000,000 upon the Successful Completion (as defined below) of a Phase II Clinical Trial (as defined in the Merger Agreement) of CDX-0159, subject to the $2,500,000 million contractual credit as set forth in the Merger Agreement; and

(c)            Celldex shall pay $52,500,000 on the first United States Food and Drug Administration, or any successor organization, or European Medicines Agency, or any successor organization, regulatory approval of a Surviving Company Product (as defined below).

The Initial Payment shall be in cash and shall be paid within three (3) business days of execution of the Settlement Agreement. Any remaining payments shall be payable, at Celldex’s sole election, in either cash or Milestone Consideration Shares (as defined in the Merger Agreement) based on the Parent Stock Value (as defined in the Merger Agreement) and subject to the registration provisions (including, without limitation, the timeline in Section 5.06(b)) of the Merger Agreement, or a combination of the two.

4.             Definitions. Notwithstanding anything to the contrary in the Merger Agreement, the following terms as used in this Agreement shall have the meanings set forth below:

(a)               “CDX-0159” means the antibody now under development by Celldex under IND 140159, also known as barzolvolimab, or any monoclonal antibody variant, derivative, predecessor, or modified version thereof that includes the same variable domains as CDX-0159.

(b)               “Successful Completion” shall mean achievement of the primary or secondary study endpoints of a Phase II Clinical Trial, or other relevant results, as determined on the date that is the earlier of (A) three (3) months following the database lock for such clinical trial or (B) public disclosure of any results of such clinical trial, such that continued development of CDX-0159 is warranted on the basis of the use of Commercially Reasonable Efforts (as defined in the Merger Agreement).

(c)               “Surviving Company Product” shall have the same meaning as in the Merger Agreement except it shall include CDX-0159.

5.             Stay. Upon execution of this Term Sheet, the parties shall together inform the Court in the Litigation that the parties have reached a resolution that will result in a settlement of all claims before the Court and that the trial scheduled to begin June 21 may be vacated.

6.             Dismissal of the Lawsuit. Within three (3) business days of the Exchange Agent (as defined in the Merger Agreement) receiving the fifteen million dollar ($15,000,000) payment pursuant to paragraph 3(a), SRS and Celldex shall jointly dismiss all claims and counterclaims in the Litigation with prejudice.

7.             Release. The parties shall provide broad mutual releases of all claims relating to or arising out of the Merger Agreement, including without limitation, all claims brought in the Litigation or that could have been brought in the Litigation. This Agreement relieves Celldex of all obligations, including but not limited to other Milestone obligations, under the Merger Agreement.

8.             Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter of this Agreement.

9.             No Other Representations and Non-Reliance. Neither party nor any of their agents, employees or representatives have made any representation or warranty, express or implied, regarding the terms of this Agreement that are not explicitly set forth herein. Any other representations or warranties not contained in this Agreement are hereby expressly disclaimed by both parties. Further, both parties expressly acknowledge and agree that neither party nor any of their agents, employees, or representatives is relying on any other representation or warranty of any party or their agents, employees or representatives, including the accuracy or completeness of any other representations and warranties, whether express or implied, except as expressly set forth in this Agreement.

10.           Counterparts: The Parties may execute this Term Sheet in one or more counterparts, all of which taken together will constitute one and the same instrument.

11.           Costs and Fees: Each Party shall bear its own costs and fees.

Celldex Therapeutics, Inc.		Shareholder Representative Services LLC solely in its capacity as the stockholders representative

	/s/ Anthony Marucci		/s/ Casey McTigue
By:	Anthony Marucci	By:	Casey McTigue
Title:	President and CEO	Title:	Managing Director
Date:	June 20, 2022	Date:	June 20, 2022

4